EXHIBIT  21


                         SUBSIDIARIES OF THE REGISTRANT


Palomar Medical Technologies, Inc.                        Delaware corporation

Palomar Electronics Corporation                           Delaware corporation

Palomar Medical Products, Inc.                            Delaware corporation

Star Medical Technologies, Inc.                           California corporation

Esthetica Partners, Inc.                                  Delaware corporation